Exhibit 3.6

AMENDED BYLAWS

OF

MOST HOME CORP.

AS AMENDED ON NOVEMBER 21, 2003

ARTICLE II

STOCKHOLDER'S MEETINGS

Section 2. Annual Meeting:

The annual meeting of the stockholders of the Corporation for the election of directors to succeed those whose terms expire, and for the transaction of such other business as may properly come before the meeting, shall be held at such time and on such day as determined by the Board of Directors.

CERTIFICATE

The undersigned does hereby certify that the undersigned is the Secretary of the Corporation, as duly appointed by the directors of the Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Nevada; that the above and foregoing bylaws of said Corporation were duly and regularly adopted as such by the board of directors of the Corporation by consent in writing of said board, dated the 21st day of November, 2003, that the above and foregoing bylaws are now in full force and effect.

DATED this 19th day of December, 2003.

/s/ George Shahnazarian
George Shahnazarian, Secretary